NEWS RELEASE
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. ANNOUNCES THE ACQUISITION OF
QUADNA, INC.

Houston, Texas, April 5, 2010 – DXP Enterprises, Inc. (NASDAQ:  DXPE) announced today the completion of the acquisition of substantially all the assets of Quadna, Inc.  (“Quadna”).   The purchase price of $28 million consisted of $14 million paid in cash, $10 million in the form of convertible promissory notes bearing interest at a rate of 10%, and $4 million in the form of 343,337 shares of DXP common stock.  The $14 million cash portion of the purchase price was funded by borrowings under DXP’s existing credit facility.

Quadna is headquartered in Arizona and operates out of eight locations in Arizona, Colorado, Wyoming, Montana, Mexico, Nevada and Utah.  Quadna distributes and services fluid and air handling pumps and fabricates pump packages.  Quadna provides customized and innovative solutions to industrial, commercial and municipal customers for a vast array of oil, gas, power, water, air, sludge and chemical applications.

The sales and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the acquired business for the year ended December 31, 2009 were approximately $47 million and $4 million, respectively.  Adjusted EBITDA was calculated as income before tax, plus interest, plus depreciation and amortization, plus approximately $0.8 million of expenses which will not continue after the completion of the acquisition.

David Little, Chief Executive Officer, stated, “Quadna is a quality company with great people and excellent product lines.  We are excited with the geography and markets they cover and we look forward to our future success together.”

Mac McConnell, Chief Financial Officer, stated, “We anticipate this acquisition to be immediately accretive to earnings.”

DXP is represented by Stephens, Inc. in this transaction.

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, and electrical and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

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